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                                                                   EXHIBIT 99.13

Burbank, June 13, 2001                                    5:00 p.m. Eastern Time

Company Press Release

                       Matthews Completed Sale of Assets

     On May 31, 2001, Four Star Lighting, Inc. ("Four Star"), which is a subsidiary of Matthews Studio Equipment Group (the "Company"), completed the sale of its operation to Four Star Acquisition Company, LLC for $12.65 million paid in cash on closing.

     Four Star rented theatrical and industrial lighting equipment.

     The Company, which filed for bankruptcy in April 2000, had been in the business of supplying traditional lighting, grip, transportation, generators, camera equipment, professional video and audio equipment, automated lighting and complete theatrical equipment and supplies to entertainment producers through its worldwide distribution network.

Contact:  Matthews Studio Equipment Group, Burbank
          818/525-5200
          Ellen Gordon